Exhibit 10.1

Robert L. Sovine, Jr.	[Marathon Oil Corporation Logo]
Vice President, Human Resources

Marathon Oil Corporation
5555 San Felipe Street
Houston, Texas 77056
Telephone (713) 296-2738
rlsovine@marathonoil.com

December 14, 2012

Mr. David E. Roberts, Jr.
Executive Vice President & Chief Operating Officer
Marathon Oil Corporation
11902 Cobblestone
Houston, TX 77024

Dear Dave:
This letter details the terms and conditions under which Marathon Oil Corporation (“Marathon”) would make a severance payment to you in light of your departure as an employee and officer of Marathon Oil Corporation effective December 14, 2012. Provided that you agree and accept the conditions set out in this letter agreement by signing in the place provided, Marathon will make a severance payment to you in the amount of $4,608,000 subject to appropriate deductions and withholding within 30 days after this letter agreement becomes irrevocable. If you agree and receive this payment you will not be eligible for any other severance payment.
In consideration of the severance payment you agree, on behalf of yourself, your heirs, your executor and assigns, to fully and forever release any and all claims, including known and unknown claims, that you might have against Marathon Oil Corporation and its domestic and international subsidiaries as well as the past, present and future officers, directors, employees, directors, stockholders, owners, insurers and assigns of Marathon Oil Corporation and its subsidiaries and affiliates (collectively the “Marathon Group”). This letter agreement is intended to completely resolve any potential disputes.
Please note the only exclusions to this agreement would be: 1) any rights or claims that arise after the date you agree to the terms set out in this letter, 2) pending claims for benefits for under Marathon Group health or dental benefit plans, 3) claims for already accrued benefits under the qualified as well as the non-qualified retirement plans, 4) claims under the business expense policy, and 5) claims for indemnification under the terms of the Corporation's by-laws.
As part of this letter agreement you are also agreeing to:
Not collect damages or payments through any litigation or proceeding related to your relationship with Marathon Group as an employee and officer. This includes any litigation or proceedings brought by another individual or entity on your behalf. It is agreed that this letter agreement is not admissible in court by the Marathon Group or by you except to enforce its terms.
Return any and all originals and copies of files and other documents, credit cards, keys and any other property of the Marathon Group.
Promptly and fully respond to all inquiries from the Marathon Group relating to any lawsuit or governmental proceeding for which you have relevant information. You also agree to testify in any such proceeding should Marathon request that you do so. Marathon will, in turn, reimburse you for any reasonable expenses you incur in complying with such a request.
Immediately disclose to the Marathon Group, if you have not done so already, any information you have concerning any conduct involving the Marathon Group you have any reason to believe is unlawful,

involves false claims against the U.S. or any other government, or is a violation of Marathon's Code of Business Conduct. You should understand that nothing in this agreement is intended to prevent you from cooperating with any investigation by the United States or any other government entity. Further, nothing in this letter agreement should be construed to mean that either you or the Marathon Group has done anything improper, illegal or unethical.
Not recruit, either directly or indirectly, any employee or contractor of the Marathon Group or its affiliates for a period of one (1) year after this release becomes effective without the advance written consent of the Marathon Group.  It is understood that the Marathon Group retains the right and remedy to have this provision specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of this paragraph would cause irreparable injury to the Marathon Group and that money damages would not provide an adequate remedy to the Marathon Group.
By signing this letter you are also acknowledging your resignation as an employee and officer of Marathon Oil Corporation and as an officer or director of any subsidiary, affiliate, or entity on which you serve as a result of your position as an employee or officer of Marathon Oil Corporation.
By signing this letter agreement you will be voluntarily releasing important legal rights. Therefore, we encourage you to review this letter agreement carefully and to retain an attorney at your own expense to the extent you believe it is advisable. The offer of severance is conditioned upon your returning a signed and unaltered copy of this letter agreement to me after your employment ends, but no later than, the close of business on January 4, 2013. Once you sign and return this letter agreement, you will have seven days to revoke it if you change your mind.
Once this letter agreement becomes irrevocable the terms may not be modified or cancelled in any manner except by a separate written document signed by both you and Marathon Oil Corporation. The letter agreement is be construed and interpreted according to its fair meaning and not construed strictly for or against either you or the Marathon Group. It is to be governed by Texas statutes and common law excluding laws relating to choice of laws.
Finally, I want to thank you for your contributions to Marathon over the past several years and wish you well as you move forward with new opportunities.

Sincerely,

/s/ R. L. Sovine, Jr.
Robert L. Sovine, Jr.
Vice President, Human Resources
Accepted by:

David E. Roberts, Jr.
/s/ D. E. Roberts, Jr.
(Signature)

12/14/2012
Date

10:05 AM CST
Time